Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico  87158

November 13, 2001


Public Service Company of New Mexico:

     We are aware that PUBLIC SERVICE COMPANY OF NEW MEXICO and subsidiaries has incorporated by reference in its Registration Statement No. 33-65418, 333-03289, 333-03303, 333-32170 and 333-53367 its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 9, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP